EXHIBIT 99.1

Comverse, Inc. Begins Trading on NASDAQ as an Independent Public Company, Symbol “CNSI“

WAKEFIELD, Mass., Nov. 1, 2012 (GLOBE NEWSWIRE) — Comverse, Inc. (Nasdaq: CNSI), the global leader in business enablement through BSS, mobile Internet, value-added and managed services, today announced successful completion of its spin-off and share distribution, finalizing the transition to its status as an independent public company.

Until this point a subsidiary of Comverse Technology, Inc. (Nasdaq: CMVT), the company attained full independent status yesterday, October 31, 2012 at the close of trading. Comverse, Inc. begins trading on NASDAQ today.

Philippe Tartavull, President & Chief Executive Officer, Comverse, Inc., said, “As an independent, well-capitalized public company, Comverse, Inc. can better focus on winning in the marketplace through our strong customer base, and our competitive advantages, differentiation and innovation. Our ongoing focus on operational excellence and serving our customers is calibrated to further boost the satisfaction and business performance of our customers—which include most of the world’s largest communications service providers (CSPs).”

Attainment of independent company status does not affect operations. Comverse will continue to maintain its consistently high level of quality and service as it solidifies its leadership in BSS and converged billing with Comverse ONE, and extends its longstanding leadership in voice and messaging Value-Added Services.

Comverse also continues to expand new and evolving CSP opportunities with innovative solutions enabling and advancing the world of connected possibilities in arenas such as: 4G/LTE, cloud, machine-to-machine (M2M), over-the-top (OTT) services, social networking and beyond. Contact us and find out more.

About Comverse

Comverse is the world’s leading provider of software and systems for business enablement through converged billing and active customer management, mobile Internet, value-added and managed services. Comverse’s extensive customer base spans more than 125 countries and covers over 450 communication service providers serving more than two billion subscribers. The company’s innovative product portfolio enables communication service providers to unleash the value of the network for their customers by making their networks smarter. Comverse’s solutions support flexible deployment models, including in-network, cloud, hosted and managed services. Comverse is ranked number 55 in PwC’s Global 100 Software Leaders based on research by Pierre Audoin Consultants. For more information, visit www.comverse.com.

The Comverse, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=15512

Statements included or incorporated by reference in this press release may contain “forward-looking statements.” There can be no assurance that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include the risks described in the section entitled “Forward-Looking Statements” Item 1A, “Risk Factors” and elsewhere in the company’s Registration Statement on Form 10 filed with the SEC on October 10, 2012 or in subsequently filed periodic, current or other reports. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

CONTACT:

Paul D. Baker

Comverse, Inc.

paul.baker@comverse.com

(212) 739-1060